Feldman Financial Advisors, Inc.
1001 Connecticut Avenue, NW • Suite 840
Washington, DC 20036
202-467-6862 • (Fax) 202-467-6963

Lebanon Mutual Insurance Company
Cleona, Pennsylvania
Conversion Valuation Appraisal Update
Valued as of March 26, 2009
Prepared By
Feldman Financial Advisors, Inc.
Washington, D.C.

Feldman Financial Advisors, Inc.
1001 Connecticut Avenue, NW • Suite 840
Washington, DC 20036
202-467-6862 • (Fax) 202-467-6963
March 26, 2009
Board of Directors
Lebanon Mutual Insurance Company
137 West Penn Avenue
Cleona, Pennsylvania 17042
Members of the Board:
     At your request, we have completed and hereby provide an updated independent appraisal (the “Appraisal”) of the estimated pro forma market value of Lebanon Mutual Insurance Company (“Lebanon Mutual” or the “Company”), as of March 26, 2009. Pursuant to a Plan of Conversion (the “Plan”) adopted by the Board of Directors of the Company, Lebanon Mutual will convert from a Pennsylvania-domiciled mutual property and casualty insurance company to a Pennsylvania-domiciled stock property and casualty insurance company (the “Conversion”), issue all of its capital stock to a newly formed holding company, LMI Holdings, Inc. (“LMI Holdings”), and become a wholly owned subsidiary of LMI Holdings. In accordance with the Plan, LMI Holdings will then offer shares of its common stock for sale in a subscription offering and, if necessary, in a community offering and a syndicated community offering (collectively referred to as the “Stock Offering”). Our previous valuation reports as of April 11, 2008, June 2, 2008, and August 20, 2008 are incorporated herein by reference.
     To facilitate the Conversion, LMI Holdings and Lebanon Mutual entered into an Investment Agreement with Griffin MTS Partners, LLC (“Griffin MTS Partners”). The Plan and Investment Agreement were executed initially on December 19, 2007, and subsequently amended and restated on April 16, 2008 and on January 26, 2009. Under the initial terms of the Investment Agreement, Griffin MTS Partners agreed to finance the completion of the Conversion (and absorb the related costs if the Conversion does not close) and purchase in a private placement a significant interest in LMI Holdings to help insure completion of the Conversion. Under the Investment Agreement as amended and restated on January 26, 2009, Tuscarora Wayne Mutual Insurance Company (“Tuscarora Wayne”) and its wholly owned subsidiary, Tuscarora Wayne Investments, LLC (“Tuscarora Investments”) have agreed to purchase such shares of LMI Holdings in the Stock Offering to which whose right and obligation to purchase were previously assigned to Griffin MTS Partners. (Tuscarora Wayne and Tuscarora Investments are collectively referred to herein as the “Tuscarora Companies”). Tuscarora Wayne is a Pennsylvania-domiciled mutual property and casualty insurance company headquartered in Wyalusing, Pennsylvania. Tuscarora Investments is a Delaware limited liability company that was formed by Tuscarora Wayne for the purpose of purchasing shares of LMI Holdings in the Stock Offering.

FELDMAN FINANCIAL ADVISORS, INC.
Board of Directors
Lebanon Mutual Insurance Company
March 26, 2009
Page Two
     As part of the Conversion, LMI Holdings is offering shares of its common stock for sale in a subscription offering to eligible subscribers in the following order of priority: (i) policy-holders defined as a person or entity who was a named insured as of the close of business as of December 19, 2007 under an existing insurance policy issued by Lebanon Mutual; (ii) the Company’s employee stock ownership plan (“ESOP”); and (iii) officers, directors, and employees of Lebanon Mutual. The ESOP has the right to purchase shares in an amount equal to 10% of the total number of shares sold in the Stock Offering.
     Any shares not subscribed for in the subscription offering may be offered to members of the general public in a community offering with preference given to: (i) Tuscarora Wayne and Tuscarora Investments; (ii) natural persons and trusts of natural persons who are residents of Berks, Dauphin, Lancaster, or Lebanon Counties in Pennsylvania; (iii) licensed insurance agencies and brokers that have been appointed by Lebanon Mutual to market and distribute insurance policies; and (iv) policyholders under insurance policies issued by Lebanon Mutual after December 19, 2007.
     The Tuscarora Companies have agreed to purchase the lesser of (i) 600,000 shares with an aggregate cost of $6.0 million and (ii) an amount equal to 35% of the shares sold in the Stock Offering. Lebanon Mutual has the right to accept or reject, in whole or in part, the offer by the Tuscarora Companies to purchase shares, provided that the Tuscarora Companies have no obligation to purchase any shares unless their orders are accepted in an amount equal to no less than 25% of the total number of shares sold in the Stock Offering.
     If there are any shares of common stock not purchased in the subscription and community offerings, such shares may be offered for sale to the general public on a best efforts basis using a syndicate of registered broker dealers managed by Stifel, Nicolaus & Company, Inc. (“Stifel Nicolaus”). Stifel Nicolaus is not obligated to purchase any shares offered for sale in the Stock Offering. The syndicated offering may be conducted concurrently with the subscription offering and the community offering.
     This Appraisal is furnished in conjunction with the submission by Lebanon Mutual of the Application for Approval to Convert from Mutual to Stock Form (the “Application”) with the Pennsylvania Insurance Department under the Insurance Company Mutual to Stock Conversion Act, 40 P.S. Sections 911-A et seq. (the “Conversion Act”). In accordance with the Plan and Section 914-A(d) of the Conversion Act, the estimated pro forma market value of the Company shall be determined by an independent valuation expert and shall represent the aggregate price of common stock sold in the Conversion. Furthermore, as permitted by Section 914-A(d) of the Conversion Act, the pro forma market value may be expressed as a range of value and may be that value that is estimated to be necessary to attract a full subscription for the shares of common stock offered for sale in the Conversion.

FELDMAN FINANCIAL ADVISORS, INC.
Board of Directors
Lebanon Mutual Insurance Company
March 26, 2009
Page Three
     Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and economic research firm that specializes in financial valuations and analyses of business enterprises and securities in the financial services industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of Lebanon Mutual that included discussions with the Company’s management. We reviewed the audited financial statements of the Company as of and for the years ended December 31, 2006, 2007, and 2008. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.
     In preparing the Appraisal, we also reviewed and analyzed: (i) financial and operating information with respect to the business, operations, and prospects of the Company furnished to us by the Company; (ii) publicly available information concerning the Company that we believe to be relevant to our analysis; (iii) a comparison of the historical financial results and present financial condition of the Company with those of selected publicly traded insurance companies that we deemed relevant; and (iv) financial performance and market valuation data of certain publicly traded insurance industry aggregates as provided by industry sources.
     The Appraisal is based on the Company’s representation that the information contained in the Application and additional evidence furnished to us by the Company and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Company and its independent auditor, nor did we independently value the assets or liabilities of the Company. The Appraisal considers the Company only as a going concern on a stand-alone basis and should not be considered as an indication of the liquidation value of the Company.
     It is our opinion that, as of March 26, 2009, the estimated pro forma market value of the Company was within a range (the “Valuation Range”) of $7,225,000 to $9,775,000 with a midpoint of $8,500,000. The Valuation Range was based upon a 15 percent decrease from the midpoint to determine the minimum and a 15 percent increase from the midpoint to establish the maximum.
     Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares in the Stock Offering. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares in the Stock Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of the Company’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

FELDMAN FINANCIAL ADVISORS, INC.
Board of Directors
Lebanon Mutual Insurance Company
March 26, 2009
Page Four
     The Valuation Range reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Company’s operating performance, financial condition, or management policies, and current conditions in the securities markets for insurance company common stocks. Should any such new developments or changes be material, in our opinion, to the estimated pro forma market value of the Company, appropriate adjustments to the Valuation Range will be made. The reasons for any such adjustments will be explained in detail at that time. The accompanying “Statement of Contingent and Limiting Conditions” included in Exhibit II is an integral part of the valuation opinion presented in this Appraisal.

Respectfully submitted, Feldman Financial Advisors, Inc.

Trent R. Feldman
President

Peter W. L. Williams
Principal

FELDMAN FINANCIAL ADVISORS, INC.

i

FELDMAN FINANCIAL ADVISORS, INC.
I. RECENT FINANCIAL PERFORMANCE
Financial Condition
     Table 1 presents selected balance sheet data for Lebanon Mutual as of the year-end periods from December 31, 2005 to 2008. Exhibit III-1 presents the Company’s balance sheets as of December 31, 2006, 2007, and 2008.
Table 1
Selected Financial Condition Data
As of December 31, 2005 to 2008
(Dollars in Thousands)

	December 31,
	2008	2007	2006	2005
Balance Sheet Data
Total assets	$26,621	$27,801	$30,088	$29,547
Total investments, cash and cash equivalents	19,642	21,218	21,736	21,055
Unpaid losses and loss adjustment expenses	6,281	6,645	9,096	9,409
Unearned premiums	6,093	6,610	7,074	7,339
Total liabilities	13,927	14,727	17,684	18,186
Total equity	12,694	13,074	12,404	11,361
Total equity / assets	47.68%	47.03%	41.23%	38.45%
Source: Lebanon Mutual, financial statements.
     The Company’s balance sheet continued a trend of contraction as total assets declined by $1.2 million or 4.2% from $27.8 million at December 31, 2007 to $26.6 million at December 31, 2008. The $1.2 million reduction in assets was primarily due to a decrease in the total balance of investments, cash and cash equivalents from $21.2 million at year-end 2008 to $19.6 million at year-end 2007. Reinsurance receivables and recoverables increased by $392,000 from $1.8 million at year-end 2007 to $2.2 million at year-end 2008, while premiums receivable decreased by $240,000 from $2.2 million to $2.0 million.

FELDMAN FINANCIAL ADVISORS, INC.
     Total liabilities decreased by $800,000 or 5.4% from $14.7 million at December 31, 2007 to $13.9 million at December 31, 2008. Unpaid losses and loss adjustment expenses decreased from $6.6 million at year-end 2007 to $6.3 million at year-end 2008 and unearned premiums declined from $6.6 million to $6.1 million. Total equity amounted to $12.7 million at December 31, 2008, as compared to $13.1 million at December 31, 2007. The $380,000 decrease in equity was attributable mainly to a decline in accumulated other comprehensive income of $469,000 related to the decrease in the fair value of the Company’s investment securities. Although total equity declined, the ratio of total equity to total assets increased slightly from 47.03% at year-end 2007 to 47.68% at year-end 2008 due to the reduction in total assets over the same period.
Operating Results
     Table 2 summarizes the recent historical operating results of Lebanon Mutual. Exhibit III-2 presents the Company’s income statements for the years ended December 31, 2006 to 2008. Lebanon Mutual reported net income of $58,000 for 2008, as compared to $583,000 for 2007. Earnings declined by $525,000 or 90.0% from 2007 to 2008. The significant drop in the Company’s net income reflected a decline of $1.0 million in net realized investment gains of $55,000 for 2007 to net realized losses of $970,000 for 2008. This decrease in net realized gains was largely related to charges incurred by the Company for investment securities that were other than temporarily impaired. Lebanon Mutual experienced an underwriting gain in 2008 of $371,000, which represented an improvement over the underwriting gain of $82,000 in 2007. The commercial lines and personal lines segments posted underwriting gains in 2008 of $314,000 and $57,000, respectively. The commercial lines and personal lines segments posted underwriting gains (losses) of $364,000 and ($282,639), respectively, in 2007.

FELDMAN FINANCIAL ADVISORS, INC.
Table 2
Selected Income Statement Data
For the Years Ended December 31, 2005 to 2008
(Dollars in Thousands)

	For the Years Ended
	December 31,
	2008	2007	2006	2005
Income Statement Data
Direct premiums written	$12,039	$13,642	$14,583	$14,822
Net premiums written	7,891	9,618	10,163	10,688

Net premiums earned	$8,445	$9,883	$10,451	$10,485
Net investment income	540	581	673	707
Net realized investment gains	(970)	55	610	(170)
Other revenue	82	92	66	73

Total revenue	8,097	10,611	11,800	11,095

Losses and loss adjustment expenses	4,066	5,777	6,030	5,518
Salaries and benefits	1,601	1,248	1,220	1,321
Commissions	1,323	1,601	1,740	1,822
Other operating expenses	1,084	1,176	1,137	1,051

Total losses and expenses	8,074	9,802	10,127	9,712

Income before income taxes	23	810	1,673	1,383
Income tax expense	(35)	227	527	424

Net income	$58	$583	$1,146	$959

Operating Ratios
Loss ratio (1)	48.15%	58.45%	57.70%	52.63%
Expense ratio (2)	47.46%	40.73%	39.20%	40.00%
Combined ratio (3)	95.61%	99.18%	96.90%	92.63%

(1)	Losses and loss adjustment expenses divided by net premiums earned.

(2)	Underwriting expenses divided by net premiums earned.

(3)	Sum of the loss ratio and the expense ratio.
Source: Lebanon Mutual, financial statements.

FELDMAN FINANCIAL ADVISORS, INC.
     Lebanon Mutual’s combined ratio declined from 99.18% in 2007 to 95.61% in 2008, largely due to the improved loss experience in the Company’s commercial lines segment. Pricing competition resulting from the “soft” market conditions, which required the Company to reduce rates for certain lines of insurance, has continued to dampen the aggregate amount of net premiums earned. Total revenues for 2008 were $8.1 million, which was $2.5 million or 23.7% less than 2007 revenues of $10.6 million. This revenue decrease was primarily due to a $1.4 million decrease in net premiums earned from 2007 to 2008 and a $1.0 million decrease in net realized investment gains.
     Direct premiums written decreased by 11.8% to $12.0 million in 2008 from $13.6 million in 2007 and consisted of $8.6 million of commercial lines premiums and $3.4 million of personal lines premiums, compared to $9.8 million in commercial lines premiums and $3.9 million in personal lines premiums in 2007. Net premiums earned decreased by 14.6% to $8.4 million in 2008 from $9.9 million in 2007. Commercial lines composed $5.6 million and personal lines composed $2.8 million of net premiums earned in 2008, compared to $6.7 million and $3.2 million, respectively, in 2007. The overall decreases in direct premiums written and net premiums earned reflect the rate decreases Lebanon Mutual implemented during the first half of 2008 in response to the continuing soft market.
     Total losses and loss adjustment expenses decreased overall by $1.7 million or 29.6% to $4.1 million for 2008 from $5.8 million in 2007. Lebanon Mutual’s loss ratio declined from 58.45% to 48.15% over this period due to improved loss experience in the Company’s commercial lines segment. Operating expenses (including salaries and benefits, commissions, and other expenses) decreased by $17,000 or 0.4% to $4.0 million for 2008. This decrease was attributable largely to reduced commissions paid in relation to the decline in direct premiums

FELDMAN FINANCIAL ADVISORS, INC.
written. The decrease in commissions was offset partially by an increase in salary and benefits, primarily due to accruing the severance payment in 2008 of approximately $283,000 to the Company’s President and Chief Executive Officer, Rollin P. Rissinger, Jr.
Other Recent Developments
     Previously, Lebanon Mutual expected to complete the Stock Offering in 2008 and Mr. Rissinger had expressed his interest in retiring upon completion of the Stock Offering. Subsequently, negotiations of the amended Investment Agreement with Tuscarora Wayne also included the extent to which Tuscarora Wayne would have the right to become involved in the management of LMI Holdings and Lebanon Mutual upon Mr. Rissinger’s retirement. The Board of Directors of Lebanon Mutual viewed an investment by Tuscarora Wayne as an opportunity to secure an investor for a significant portion of the shares that it would need to sell to complete the Stock Offering and an opportunity to solve the management succession issue presented by Mr. Rissinger’s expected retirement. After several months of negotiations, in January 2009, Lebanon Mutual and Tuscarora Wayne agreed to amend and restate the Investment Agreement. Under the Investment Agreement as amended and restated on January 26, 2009, Tuscarora Wayne and Tuscarora Investments have agreed that they will purchase up to 35% of the total number of shares sold in the Stock Offering. The Tuscarora Companies, however, have no obligation to purchase any of the shares unless they are permitted to purchase at least 25% of the total number of shares sold in the Stock Offering.
     Mr. Rissinger intends to retire upon completion of the Stock Offering and the Conversion. Lebanon Mutual and Tuscarora Wayne have entered into a management services agreement pursuant to which, effective April 1, 2009, Tuscarora Wayne will assume responsibility for managing the day-to-day operations of LMI Holdings and Lebanon Mutual.

FELDMAN FINANCIAL ADVISORS, INC.
Lebanon Mutual has agreed to pay Tuscarora Wayne a monthly fee of $15,000 for such services and to reimburse Tuscarora Wayne for any expenses incurred in connection with providing such services. Each party has the right to terminate the agreement upon three months prior written notice. It is anticipated that Jay Chadwick, President and Chief Executive Officer of Tuscarora Wayne, will act as the president and chief executive officer of Lebanon Mutual and LMI Holdings under the management services agreement. Mr. Chadwick is a graduate of Penn State University and has many years of experience in the property and casualty insurance industry.
     Tuscarora Wayne primarily writes commercial, farm owners, and homeowners insurance in Pennsylvania and Ohio. At December 31, 2008, Tuscarora Wayne had statutory assets and statutory surplus of approximately $52.2 million and $31.5 million, respectively. For the year ended December 31, 2008, Tuscarora Wayne had direct written premiums of $25.7 million, net written premiums of $13.9 million, earned premiums of $13.9 million, and statutory net income of $732,000. Tuscarora Wayne has a financial strength rating of “A+” (Superior) from A. M. Best Company, Inc., and Lebanon Mutual holds a financial strength rating of “B++” (Good). Tuscarora Wayne competes with Lebanon Mutual in certain markets.
     Tuscarora Wayne has expressed an interest in possibly acquiring all of the business or capital stock of LMI Holdings at some time in the future or merging LMI Holdings with one or more of its affiliates, including Tuscarora Wayne Insurance Company, Washington Mutual Fire and Storm Insurance Company, or Keystone National Insurance Company. However, there are no specific plans, intentions, arrangements or understandings at the present time regarding the acquisition of LMI Holdings by Tuscarora Wayne following the completion of the Company’s Stock Offering and Conversion. By entering into the management services agreement, Lebanon Mutual believes that it is able to both provide Tuscarora Wayne with the opportunity to become

FELDMAN FINANCIAL ADVISORS, INC.
more familiar with the business and operations of Lebanon Mutual and to obtain the services of Tuscarora Wayne’s executive officers to replace the services provided by Mr. Rissinger.

FELDMAN FINANCIAL ADVISORS, INC.
II. COMPARISONS WITH PUBLICLY TRADED COMPANIES
Recent Financial Comparisons
     Table 3 summarizes certain key financial comparisons between Lebanon Mutual and the Comparative Group. The selection criteria and background information for the publicly traded property and casualty (“P&C”) insurance companies comprising the Comparative Group were discussed in our original Appraisal. Financial data for the Company, the Comparative Group, and the aggregate Public P&C Insurance Group are shown for the most recently available period for the last twelve months (“LTM”) ended December 31, 2008. The Public P&C Insurance Group includes all the companies presented in Exhibit IV.
     The fundamental financial comparisons summarized in our previous valuation reports generally held constant through the LTM period ended December 31, 2008, with the notable exception being the decline in profitability reported by the Company and the Comparative Group due to weakened investment performance. The Company’s asset size of $26.6 million was below the Comparative Group mean and median of $563.5 million and $538.4 million, respectively. The Company’s ratio of total policy reserves to total equity declined slightly to 0.97x at December 31, 2008 from 1.01x at December 31, 2007, and continued to reflect both the Company’s strong capital position and restrained measure of underwriting leverage. The Comparative Group mean and median ratios of policy reserves to equity were 1.81x and 1.46x, respectively, as of December 31, 2008. Lebanon Mutual’s capital ratios maintained a favorable advantage to those of the Comparative Group. The Company’s ratio of total equity to total assets was 47.68% as of December 31, 2008, while the Comparative Group mean and median ratios of total equity to total assets were 32.96% and 33.32%, respectively.

FELDMAN FINANCIAL ADVISORS, INC.
Table 3
Comparative Financial Condition Data
Lebanon Mutual and the Comparative Group
As of December 31, 2008

		Total		LTM	Policy	Cash &	Total	Tang.
	Total	Policy	Total	Asset	Resrvs./	Invest./	Equity/	Equity/
	Assets	Reserves	Equity	Growth	Equity	Assets	Assets	Assets
	($Mil.)	($Mil.)	($Mil.)	(%)	(x)	(%)	(%)	(%)
Lebanon Mutual Insurance Company	26.6	12.4	12.7	(4.25)	0.97	73.78	47.68	47.68

Comparative Group Mean	563.5	313.7	183.4	0.15	1.81	69.31	32.96	31.23
Comparative Group Median	538.4	295.6	138.1	1.44	1.46	69.15	33.32	28.28

Public P&C Insurance Group Mean	13,792.1	7,704.8	3,493.2	4.60	2.53	69.64	29.41	27.65
Public P&C Insurance Group Median	3,050.7	1,774.0	767.3	(2.83)	2.28	72.02	26.04	23.93

Comparative Group
21st Century Holding Company	197.1	107.0	76.2	(10.14)	1.40	76.53	38.67	38.67
Baldwin & Lyons, Inc.	777.7	406.7	330.1	1.23	1.23	69.15	42.44	42.19
CRM Holdings, Ltd.	444.2	258.7	108.9	2.38	2.38	77.64	24.51	23.95
Donegal Group, Inc.	880.1	468.8	363.6	1.29	1.29	72.03	41.31	41.25
Eastern Insurance Holdings, Inc.	377.3	201.5	138.1	1.46	1.46	72.89	36.61	33.08
First Mercury Financial Corporation	943.7	520.6	261.6	1.99	1.99	60.92	27.73	22.39
Hallmark Financial Services, Inc.	538.4	258.6	179.4	1.44	1.44	66.99	33.32	23.35
Mercer Insurance Group, Inc.	569.0	384.4	137.3	2.80	2.80	67.02	24.13	23.36
National Interstate Corporation	990.8	556.6	216.1	2.58	2.58	56.89	21.81	21.81
National Security Group, Inc.	124.9	73.3	34.6	(7.89)	2.12	74.59	27.74	27.74
SeaBright Insurance Holdings	842.7	448.0	324.8	1.38	1.38	65.79	38.54	38.21
Specialty Underwriters’ Alliance	454.7	295.6	136.3	2.17	2.17	57.97	29.97	28.28
Unico American Corporation	184.6	98.6	77.0	1.28	1.28	82.61	41.69	41.69
Source: Lebanon Mutual, financial data; SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.
     The Company’s ratio of cash and investments to total assets was 73.8% as of December 31, 2008, and remained above the Comparative Group mean and median ratios of 69.3% and 69.2%. The Company’s total assets decreased by 4.2% over the LTM period ended December 31, 2008. In contrast, the Comparative Group reflected mean and median asset growth rates of 0.2% and 1.4% for the corresponding period.
     Table 4 compares Lebanon Mutual with the Comparative Group and Public P&C Insurance Group based on selected measures of profitability. The Company’s return on average assets (“ROA”) and return on average equity (“ROE”) remained below the Comparative Group ratios. The Company’s ROA for the LTM ended December 31, 2008 was 0.21% and trailed the Comparative Group mean and median ROA results of 0.77% and 1.48%, respectively. In our prior appraisal, which reviewed performance through the LTM ended June 30, 2008, the Company’s LTM ROA was 0.76% and the Comparative Group mean and median ratios were 4.24% and 4.03%. Because of its lower earnings levels and higher capital ratios, Lebanon Mutual’s ROE demonstrates an even larger gap between the overall Comparative Group performance. The Company’s LTM ROE of 0.45% was below the Comparative Group’s mean and median ratios of 2.62% and 5.54%, respectively.
     Several members of the Comparative Group reported net losses for the recent LTM period. 21st Century Holding Company and Baldwin & Lyons, Inc. earnings were weakened by investment losses, while CRM Holdings, Ltd. experienced losses from discontinued operations. Eastern Insurance Holdings, Inc. incurred a net loss that was attributable to adverse loss reserve developments and investment losses. National Security Group, Inc. sustained a net loss as a result of catastrophe related losses, loss adjustment expenses, and investment impairment losses.

FELDMAN FINANCIAL ADVISORS, INC.
     Table 4 also includes a comparison of Lebanon Mutual and the Comparative Group based on operating income, which is defined as net income after income taxes, before extraordinary items, realized gains or losses, and certain nonrecurring items. The Company’s operating income for the LTM ended December 31, 2008 amounted to $885,000 and excludes net realized investment losses of $970,000 and the severance payment of $283,000, as adjusted for income tax provisions. Lebanon Mutual’s operating ROA of 3.22% surpassed the Comparative Group mean and median ratios of 1.93% and 2.81%, respectively. The Company’s operating ROE of 6.84% was within range of the Comparative Group mean and median ratios of 6.01% and 7.32%, respectively.
     The Company’s combined ratio of 95.6% for the LTM ended December 31, 2008 compared favorably to the Comparative Group mean and median combined ratio of 97.2%. Lebanon Mutual’s improved loss experience was evidenced by its 48.1% loss ratio versus the Comparative Group mean and median loss ratios of 64.6% and 63.5%. However, the Company’s expense ratio of 47.5% remained higher against the Comparative Group mean and median expense ratios of 32.6% and 32.5%, respectively. Lebanon Mutual’s loss ratio was lower than each of the individual Comparative Group member’s loss ratios, while its expense ratio exceeded each of the Comparative Group member’s expense ratios.
     The Company’s ratio of net premiums written to average equity declined to 0.61x for the LTM ended December 31, 2008, and trailed the corresponding Comparative Group mean and median of 0.96x and 1.02x, respectively. This ratio measures the extent to which an insurer has leveraged its capital to write business and is often referenced as a gauge of capacity utilization. Because premium rates for many lines of business have declined in recent year, the P&C insurance industry remained underleveraged as compared to historical benchmarks.

FELDMAN FINANCIAL ADVISORS, INC.
Table 4
Comparative Operating Performance Data
Lebanon Mutual and the Comparative Group
For the Last Twelve Months Ended December 31, 2008

		LTM Net
		Prem.	LTM	LTM	LTM			LTM	LTM
	Total	Written/	Loss	Exp.	Comb.	LTM	LTM	Oper.	Oper.
	Rev.	Avg.Eq.	Ratio	Ratio	Ratio	ROA	ROE	ROA	ROE
	($Mil.)	(x)	(%)	(%)	(%)	(%)	(%)	(x)	(x)
Lebanon Mutual Insurance Company	8.1	0.61	48.1	47.5	95.6	0.21	0.45	3.22	6.84

Comparative Group Mean	179.9	0.96	64.6	32.6	97.2	0.77	2.62	1.93	6.01
Comparative Group Median	156.9	1.02	63.5	32.5	97.2	1.48	5.54	2.81	7.32

Public P&C Insurance Group Mean	3,688.5	0.94	63.2	30.8	94.1	0.88	3.34	2.40	8.47
Public P&C Insurance Group Median	682.8	0.83	64.0	30.3	94.5	1.40	4.54	2.76	9.33

Comparative Group
21st Century Holding Company	67.4	0.66	64.3	45.0	109.3	(1.18)	(3.04)	2.11	5.40
Baldwin & Lyons, Inc.	156.9	0.49	63.5	30.9	94.4	(0.93)	(2.16)	2.82	6.52
CRM Holdings, Ltd.	143.2	1.12	70.1	32.9	103.0	(0.36)	(1.34)	0.49	1.81
Donegal Group, Inc.	372.3	1.02	64.7	32.5	97.2	2.93	7.16	3.15	7.70
Eastern Insurance Holdings, Inc.	131.2	0.84	73.0	34.0	107.0	(4.51)	(10.80)	(2.64)	(6.31)
First Mercury Financial Corporation	215.4	0.87	55.7	28.0	83.7	4.69	16.16	3.61	12.42
Hallmark Financial Services, Inc.	268.7	1.26	61.0	28.9	89.9	2.37	6.92	3.71	10.84
Mercer Insurance Group, Inc.	161.5	1.09	62.4	35.7	98.1	1.48	6.09	2.31	9.54
National Interstate Corporation	293.7	1.39	64.7	24.7	89.4	1.08	4.97	3.31	15.28
National Security Group, Inc.	61.2	1.46	80.5	39.5	120.0	(3.79)	(12.29)	(3.29)	(10.68)
SeaBright Insurance Holdings	267.3	0.83	56.7	28.5	85.2	3.68	9.49	4.81	12.41
Specialty Underwriters’ Alliance	153.5	1.03	62.3	39.1	101.4	1.72	5.54	1.84	5.93
Unico American Corporation	46.8	0.43	60.7	24.3	85.0	2.81	7.33	2.81	7.32
Source: Lebanon Mutual, financial data; SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.
Stock Price Performance and Market Conditions
     Since our prior appraisal, the global financial crisis has resulted in a devastating sell-off in the U.S. equity markets with financial issues leading the march downward. The failure, merger, or conservatorship of several major financial companies, along with the near-failure of others, has completely transformed the economic landscape. The deterioration in the credit markets and the resulting liquidity crunch have prompted the federal government to orchestrate an unprecedented policy response to the worsening crisis and deepening economic recession. Virtually no industry sector or market-size capitalization level among financial stock issues has been immune from the wide-ranging market despair.
     The U.S. property and casualty insurance industry faced numerous challenges in 2008 and further difficultly is anticipated for 2009. In October 2008, Fitch Ratings Ltd. (“Fitch”) changed its ratings outlook for the personal and commercial lines sectors of the personal and casualty insurance industry to “Negative” from “Stable”. Fitch attributed the change largely to actual and likely reductions in the capital levels of insurance companies due to the sharp decline in investment markets, coupled with a visibly restrained ability to raise additional capital in the extremely tight credit markets and continued profit pressure related to unfavorable competitive market conditions.
     The current fundamental outlook held by Standard & Poor’s (“S&P”) for the P&C insurance industry remains “Neutral,” reflecting its belief that premium rates may begin to firm slightly in the aftermath of heavy storm and investment losses. S&P’s outlook is cautioned by the uncertain impact that difficulties in the credit markets will have on insurers’ balance sheets as investment results come under pressure amid turmoil in the equity and fixed income markets.

FELDMAN FINANCIAL ADVISORS, INC.
     Table 5 summarizes the stock price and valuation ratio changes of the Comparative Group companies from August 20, 2008 (the date of our prior Appraisal) to March 26, 2009 (the date of the current Appraisal). The mean and median stock price changes among the Comparative Group were negative 24.1% and negative 13.6%, respectively. The SNL All Public Insurance Index declined 40.2% in the seven-month period between August 20, 2008 and March 26, 2009. The broader market also exhibited a sharp downturn as reflected by the Dow Jones Industrials Average and S&P 500 Stock Index decreasing by 30.6% and 34.7%, respectively. Among the Comparative Group, the four members experiencing the largest percentage price declines all reported net losses for the recent LTM period. CRH Holdings, Ltd. recorded a stock price decline of 84.4%, followed by National Security Group, Inc. at 54.3%, Eastern Insurance Holdings, Inc. at 51.1%, and 21st Century Holding Company at 46.3%. Three members of the Comparative Group managed to overcome the tidal wave and register stock net gains in stock price over the observed period.
     As reflected by the volatile stock price movement, the market trading valuation ratios of the Comparative Group have been knocked down to lower levels since our prior Appraisal. The Comparative Group’s mean price-to-book ratio (“P/B”) decreased from 87.2% to 71.1%, while the median P/B ratio decreased from 80.8% to 60.6%. The Comparative Group’s mean price-to-tangible book ratio (“P/TB”) decreased from 93.9% to 79.2%, while the median P/TB ratio decreased from 81.7% to 63.2%. The increased number of Comparative Group companies reporting net losses resulted in repeated non-meaningful (“NM”) results for the calculated price-to-earnings ratio (“P/E”). Many other members of the Comparative Group experienced lower earnings, which skewed the resulting P/E ratio slightly higher for each individual Comparative Group member.

FELDMAN FINANCIAL ADVISORS, INC.
     Table 6 presents the performance of selected market indexes between August 20, 2008 and March 26, 2009. The turmoil within the financial services sector was evident in the price performance of stocks in this market segment. The decline in the S&P Insurance Index of 56.0% virtually matched the fall in the S&P Financials Index of 53.0% from August 20, 2008 to March 26, 2009. Smaller asset-sized insurance companies fared better than larger insurers as the SNL Insurance < $1 Billion Index declined 15.7% in contrast to the SNL Insurance > $1 Billion Index falling 41.2%. The SNL Insurance < $250 Million Index was down 36.4%.
     In particular, insurance company stocks have been shaken by the extremely volatile price performance of several of the largest high-profile companies in the industry. The stock price of American International Group, Inc. (“AIG”) has fallen 94.7% from $20.80 at August 20, 2008 to $1.10 at March 26, 2009. AIG narrowly escaped bankruptcy due to a lack of liquidity as the credit crisis took its toll. AIG had to be “rescued” by the Federal Reserve and the U.S. Treasury, primarily with funds from the U.S. Treasury’s Trouble Assets Relief Program (“TARP”). Hartford Financial Services Group, Inc. has decreased 84.5% from $61.15 at August 20, 2008 to $9.50 at March 26, 2009. Lincoln National Corporation has witnessed an 80.2% drop from $48.36 to $9.57. Principal Financial Group, Inc. dropped 77.6% from $44.20 to $9.92. Prudential Financial, Inc. declined 68.4% from $68.99 at August 20, 2008 to $21.77 at March 26, 2009. CNA Financial Corporation fell 61.1% from $25.43 to $9.89. Allstate Corporation experienced a 55.0% price decline from $45.32 to $20.38. The financial strength and credit ratings of these larger insurers have come under increased concerns and some subjected to downgrades by rating agencies due to their exposure to the currently volatile credit and investment market conditions.

FELDMAN FINANCIAL ADVISORS, INC.
Table 5
Comparative Market Valuation Performance
From August 20, 2008 to March 26, 2009

	8/20/08	3/26/09		8/20/08	3/26/09	8/20/08	3/26/09	8/20/08	3/26/09
	Closing	Closing		Price/	Price/	Price/	Price/	Price/	Price/
	Market	Market	Pct.	Book	Book	Tang.	Tang.	LTM	LTM
	Price	Price	Chg.	Value	Value	Book	Book	EPS	EPS
Company or Aggregate	($)	($)	(%)	(%)	(%)	(%)	(%)	(x)	(x)

Comparative Group Mean	NA	NA	(24.1)	87.2	71.7	93.9	79.2	7.8	12.3
Comparative Group Median	NA	NA	(13.6)	80.8	60.6	81.7	63.2	8.8	8.0

Comparative Group
21st Century Holding Company	6.61	3.55	(46.3)	63.9	37.3	63.9	37.3	4.5	NM
Baldwin & Lyons, Inc.	19.67	20.50	4.2	81.7	91.9	81.7	92.8	8.9	NM
CRM Holdings, Ltd.	3.91	0.61	(84.4)	55.8	9.3	57.5	9.6	3.2	NM
Donegal Group, Inc.	17.81	16.74	(6.0)	126.8	117.1	126.9	117.4	12.8	16.7
Eastern Insurance Holdings, Inc.	15.16	7.42	(51.1)	92.8	52.5	101.4	61.4	10.0	NM
First Mercury Financial Corp.	13.10	14.54	11.0	89.9	99.1	119.2	131.8	4.1	6.6
Hallmark Financial Services, Inc.	8.94	7.72	(13.6)	97.2	84.7	134.0	131.5	6.7	7.4
Mercer Insurance Group, Inc.	16.90	13.45	(20.4)	77.6	60.6	80.8	63.2	9.2	10.4
National Interstate Corporation	18.64	18.99	1.9	165.5	169.6	165.5	169.6	10.3	34.5
National Security Group, Inc.	13.67	6.25	(54.3)	74.5	44.5	74.5	44.5	8.8	NM
SeaBright Insurance Holdings, Inc.	11.80	10.95	(7.2)	80.8	72.1	81.8	73.2	6.7	7.9
Specialty Underwriters’ Alliance	5.36	3.38	(36.9)	61.8	39.2	67.1	42.6	6.9	7.2
Unico American Corporation	8.30	7.50	(9.6)	66.0	54.3	66.0	54.3	9.3	8.1

Market Indexes
SNL Insurance Index	419.9	251.1	(40.2)
SNL Insurance Underwriter Index	414.9	244.8	(41.0)
SNL Insurance P&C Index	364.3	283.5	(22.2)
SNL Insurance < $250M Assets	419.6	267.0	(36.4)
SNL Micro Cap Insurance < $250M	270.9	128.4	(52.6)
Dow Jones Industrials Average	11,417.4	7,924.6	(30.6)
S&P 500 Stock Index	1,274.5	832.9	(34.7)
Source: SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.
Table 6
Selected Stock Market Index Performance
From August 20, 2008 to March 26, 2009

	8/20/08	3/26/09	8/20/08-
	Index	Index	3/26/09	YTD	One-Year
	Value	Value	Change	Change	Change

Selected Insurance Indexes

SNL Insurance Indexes
SNL Insurance	419.85	251.12	(40.19)%	(17.82)%	(47.73)%
SNL Insurance Underwriter	414.88	244.83	(40.99)	(18.11)	(49.17)
SNL Insurance Broker	637.70	470.04	(26.29)	(13.55)	(14.46)
Standard & Poor’s Insurance	248.78	109.36	(56.04)	(26.16)	(64.44)
NASDAQ Insurance	3,806.40	3,005.28	(21.05)	(16.53)	(22.23)

SNL Sector Indexes
SNL Insurance Property & Casualty	364.33	283.45	(22.20)	(13.35)	(26.96)
SNL Insurance Multiline	257.12	65.62	(74.48)	(28.74)	(83.83)
SNL Insurance Life & Health	602.19	236.96	(60.65)	(36.62)	(65.52)
SNL Reinsurance	598.91	370.29	(38.17)	(8.35)	(57.38)
SNL Managed Care	566.27	359.12	(36.58)	(13.69)	(37.59)
SNL Title Insurer	450.46	591.09	31.22	4.18	(16.70)
SNL Mortgage & Financial Guaranty	69.70	26.15	(62.48)	(20.07)	(73.17)

SNL Asset Size Indexes
SNL Insurance < $250 Million	419.63	266.97	(36.38)	(10.14)	(47.27)
SNL Insurance $250 Mil. - $500 Mil.	418.50	276.41	(33.95)	(8.75)	(35.21)
SNL Insurance $500 Mil. - $1 Bil.	354.03	324.94	(8.22)	0.16	(12.64)
SNL Insurance $1 Bil. - $2.5 Bil.	677.74	522.26	(22.94)	(13.63)	(21.58)
SNL Insurance $2.5 Bil. - $10 Bil.	451.53	358.90	(20.51)	(10.92)	(25.45)
SNL Insurance > $10 Billion	411.74	230.53	(44.01)	(19.43)	(52.43)
SNL Insurance > $1 Billion	435.21	256.10	(41.15)	(18.23)	(49.35)
SNL Insurance < $1 Billion	428.46	361.36	(15.66)	(1.55)	(20.30)

SNL Market Cap Indexes
SNL Micro Cap Insurance	270.88	128.37	(52.61)	(22.67)	(60.64)
SNL Small Cap Insurance	478.88	331.17	(30.84)	(20.87)	(37.61)
SNL Mid Cap Insurance	301.11	165.32	(45.10)	(24.44)	(48.08)
SNL Large Cap Insurance	348.88	205.14	(41.20)	(15.80)	(49.51)

Broad Market Indexes

Dow Jones Industrials Average	11,417.43	7,924.56	(30.59)	(9.71)	(36.21)
Standard &Poor’s 500	1,274.54	832.86	(34.65)	(7.79)	(37.90)
Standard & Poor’s Mid-Cap	806.30	511.43	(36.57)	(4.99)	(35.17)
Standard & Poor’s Small-Cap	383.85	233.52	(39.16)	(13.10)	(37.29)
Standard & Poor’s Financials	271.64	127.57	(53.04)	(24.42)	(63.08)
SNL All Financial Institutions	523.35	287.07	(45.15)	(19.84)	(55.12)
NASDAQ	2,389.08	1,587.00	(33.57)	0.63	(31.72)
NASDAQ Financial 100	2,469.18	1,679.69	(31.97)	(15.06)	(36.49)
NYSE	8,276.91	5,230.53	(36.81)	(9.15)	(41.11)
Russell 1000	1,340.35	870.88	(35.03)	(7.12)	(37.97)
Russell 2000	1,818.20	1,106.69	(39.13)	(10.84)	(36.58)
Russell 3000	1,369.79	885.51	(35.35)	(7.41)	(37.86)
Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.
III. VALUATION ANALYSIS AND CONCLUSION
Valuation Review
     In our prior Appraisal, we affirmed that the Company’s estimated pro forma market value should be discounted on a price-to-book basis relative to the trading market valuations of the Comparative Group. Contributing factors to the discounted valuation were the Company’s restrained earnings prospects and its surplus capital position relative to the Comparative Group. We also took into account the new issue discount for initial public offerings of equity securities and the lesser liquidity anticipated with the Company’s stock issuance and listing.
     Lebanon Mutual’s earnings declined 90% to $58,000 for 2008, as compared to $583,000 for 2007. The Company’s earnings were impacted by realized investment losses and a severance payment accrual. Excluding the investment gains or losses and nonrecurring severance payment, the Company’s operating income increased to $885,000 in 2008 from $547,000 in 2007, largely due to improved underwriting profitability performance. Notwithstanding the marginally positive earnings in 2008, the Company’s equity capital declined to $12.7 million as a result of the declining fair value of its investment holdings.
     On the whole, the Comparative Group’s earnings performance and trading market valuation ratios turned markedly downward since our prior Appraisal. The mean price-to-book ratio of the Comparative Group decreased from 87.2% at August 20, 2008 to 71.7% at March 26, 2009, and the median price-to-book ratio decreased from 80.8% at August 20, 2008 to 60.6% at March 26, 2009. Because of the Company’s uneven earnings fundamentals and near-term outlook, we continue to believe that the price-to-book ratio carries greater weighting as a valuation metric as compared to the price-to-earnings ratio.

FELDMAN FINANCIAL ADVISORS, INC.
Valuation Analysis
     Based on our review of the Company’s recent financial performance, its near-term earnings outlook, the updated financial performance and trading market valuations for the Comparative Group, and current stock market conditions, we believe that the estimated pro forma market value of Lebanon Mutual should be adjusted downward from a midpoint of $11.0 million to $8.5 million. The change in the midpoint of the Valuation Range represents a decrease of 22.7% and approximates the mean price change of the Comparative Group of down 24.1% since our previous Appraisal.
     In reviewing the lower trading market valuation levels of the Comparative Group, we determined that a discount of approximately 25% to 35% based on the price-to-book valuation metric was reasonable and appropriate for determining the Company’s pro forma Valuation Range relative to the Comparative Group’s trading ratios. Therefore, in order to maintain this magnitude of discount versus the Comparative Group, we believe that it is necessary to adjust the Valuation Range to lower levels.
     Taking into account the Company’s updated financial data as of December 31, 2008, the revised midpoint value of $8.5 million reflects a pro forma price-to-book ratio of 48.2% with the Valuation Range extending from a P/B ratio of 43.8% at the minimum to 52.0% at the maximum as shown in Table 7. Lebanon Mutual is valued at pro forma P/E ratios of 111.1x, 111.1x, and 125.0x at the minimum, midpoint, and maximum, respectively, of the Valuation Range. These ratios are positioned at distortedly high levels due to the Company’s low earnings for 2008. Based on operating income, the Valuation Range reflects pro forma P/E ratios of 7.4x, 8.6x, and 9.8x at the minimum, midpoint, and maximum, respectively.

FELDMAN FINANCIAL ADVISORS, INC.
Table 7
Comparative Appraisal Valuation Ratios
Lebanon Mutual Insurance Company
Based on the Estimated Pro Forma Market Valuation Range
(Dollars in Thousands)

	Pro Forma Market Valuation Range
	Minimum		Midpoint		Maximum
Appraisal date: March 26, 2009	$7,225		$8,500		$9,775

Financial data: December 31, 2008

Price-to-book value ratio	43.80%		48.18%		52.02%
Price-to-tangible book value ratio	43.80%		48.18%		52.02%
Price-to-LTM earnings per share	111.11	x	111.11	x	125.00	x
Price-to-total assets	23.75%		26.92%		29.88%

	Pro Forma Market Valuation Range
	Minimum		Midpoint		Maximum
Appraisal date: August 20, 2008	$9,350		$11,000		$12,650

Financial data: June 30, 2008

Price-to-book value ratio	49.20%		53.69%		57.57%
Price-to-tangible book value ratio	49.20%		53.69%		57.57%
Price-to-LTM earnings per share	29.28	x	32.01	x	34.28	x
Price-to-total assets	27.46%		30.95%		34.17%

	Pro Forma Market Valuation Range
	Minimum		Midpoint		Maximum
Appraisal date: June 2, 2008	$10,200		$12,000		$13,800

Financial data: March 31, 2008

Price-to-book value ratio	51.32%		55.83%		59.70%
Price-to-tangible book value ratio	51.32%		55.83%		59.70%
Price-to-LTM earnings per share	19.23	x	21.55	x	23.65	x
Price-to-total assets	29.26%		32.89%		36.22%

Appraisal date: April 11, 2008
Financial data: December 31, 2007

Price-to-book value ratio	51.64%		56.14%		60.02%
Price-to-tangible book value ratio	51.64%		56.14%		60.02%
Price-to-LTM earnings per share	13.92	x	15.81	x	17.57	x
Price-to-total assets	29.58%		33.24%		36.58%
Source: Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.
     Table 8 displays the trading market price valuation ratios of the Comparative Group as of March 26, 2009. Exhibit V displays the pro forma assumptions and calculations utilized in analyzing the Company’s valuation ratios. The Company’s P/B valuation ratios reflect discounts to the Comparative Group’s mean ratio of 71.7% measuring 27.5% at the valuation maximum, 32.8% at the valuation midpoint, and 38.9% at the valuation minimum. The Company’s pro forma P/B valuation ratios reflect discounts to the Comparative Group’s median ratio of 60.6% measuring 14.1% at the valuation maximum, 20.5% at the valuation midpoint, and 27.7% at the valuation minimum. In our opinion, these levels of discounts are appropriate to reflect the previously discussed adjustments for earnings prospects, the new issue discount, and liquidity of the issue. In addition, we also took into consideration the low returns on equity that would be anticipated by the Company on a pro forma stand-alone basis as its capital levels reach very high levels ranging from a 54.22% equity-to-assets ratio at the valuation minimum to 55.89% at the valuation midpoint and 57.43% at the valuation maximum. The Company’s pro forma equity ratios would exceed all of the capital ratios reported by the Comparative Group companies.
     The Company’s pro forma P/E ratios ranged from a minimum of 111.1x to 125.0x at the maximum of the Valuation Range based on pro forma LTM earnings per share (“EPS”). In comparison, the Comparative Group’s mean and median P/E ratios were 12.3x and 8.0x, respectively. As noted previously, the Company’s higher pro forma P/E ratios do not reflect premium valuation ratios as qualitative measures, but are reflective of the Company’s low profitability that produces comparatively high pro forma P/E multiples. On an operating EPS basis, the Company’s pro forma P/E ratios ranged from a minimum of 7.4x to a midpoint of 8.6x and a maximum of 9.8x, closely paralleling the Comparative Group median and mean operating P/E ratios of 8.4x and 9.6x, respectively.

FELDMAN FINANCIAL ADVISORS, INC.
Table 8
Comparative Market Valuation Analysis
Lebanon Mutual Insurance Company and the Comparative Group
Market Price Data as of March 26, 2009

	Closing		Total	Price/	Price/	Price/	Price/	Price/	Price/	Total	Current
	Stock	Total	Market	Book	Tang.	LTM	Oper.	Total	Total	Equity/	Div.
	Price	Assets	Value	Value	Book	EPS	EPS	Rev.	Assets	Assets	Yield
Company	($)	($Mil.)	($Mil.)	(%)	(%)	(x)	(x)	(x)	(%)	(%)	(%)

Lebanon Mutual Insurance Company
Pro Forma Minimum	10.00	30.4	7.2	43.8	43.8	111.1	7.4	0.88	23.75	54.22	0.00
Pro Forma Midpoint	10.00	31.6	8.5	48.2	48.2	111.1	8.6	1.04	26.92	55.89	0.00
Pro Forma Maximum	10.00	32.7	9.8	52.0	52.0	125.0	9.8	1.19	29.88	57.43	0.00

Comparative Group Mean	NA	563.5	157.5	71.7	79.2	12.3	9.6	0.77	23.48	32.96	2.59
Comparative Group Median	NA	538.4	86.5	60.6	63.2	8.0	8.4	0.60	22.65	33.32	2.23

Public P&C Insurance Mean	NA	13,792.1	3,611.0	93.5	104.4	14.0	9.7	1.12	26.76	29.41	2.31
Public P&C Insurance Median	NA	3,050.7	823.2	89.8	95.9	10.2	8.4	0.89	24.57	26.04	1.99

Comparative Group
21st Century Holding Company	3.55	197.1	28.5	37.3	37.3	NM	6.5	0.42	14.43	38.67	6.76
Baldwin & Lyons, Inc.	20.50	777.7	295.9	91.9	92.8	NM	13.2	1.89	38.05	42.44	4.88
CRM Holdings, Ltd.	0.61	444.2	9.9	9.3	9.6	NM	NA	0.07	2.24	24.51	0.00
Donegal Group, Inc.	16.74	880.1	425.9	117.1	117.4	16.7	15.5	1.14	48.39	41.31	2.51
Eastern Insurance Holdings, Inc.	7.42	377.3	70.6	52.5	61.4	NM	NM	0.54	18.70	36.61	3.77
First Mercury Financial Corp.	14.54	943.7	260.7	99.1	131.8	6.6	8.7	1.21	27.63	27.73	0.00
Hallmark Financial Services, Inc.	7.72	538.4	160.7	84.7	131.5	7.4	7.3	0.60	29.84	33.32	0.00
Mercer Insurance Group, Inc.	13.45	569.0	86.5	60.6	63.2	10.4	6.6	0.54	15.20	24.13	2.23
National Interstate Corporation	18.99	990.8	368.3	169.6	169.6	34.5	11.2	1.25	37.17	21.81	1.47
National Security Group, Inc.	6.25	124.9	15.4	44.5	44.5	NM	NM	0.25	12.35	27.74	9.60
SeaBright Insurance Holdings, Inc.	10.95	842.7	234.3	72.1	73.2	7.9	NA	0.88	27.81	38.54	0.00
Specialty Underwriters’ Alliance	3.38	454.7	48.8	39.2	42.6	7.2	NA	0.32	10.73	29.97	0.00
Unico American Corporation	7.50	184.6	41.8	54.3	54.3	8.1	8.1	0.89	22.65	41.69	2.40
Source: Lebanon Mutual; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.
     Based on the price-to-assets (“P/A”) measure, the Company’s midpoint valuation of $8.5 million reflects a P/A ratio of 26.92%, which ranged from 23.75% at the minimum to 29.88% at the maximum. The Company’s P/A valuation ratio of 23.75% at the midpoint is positioned slightly above the Comparative Group’s corresponding mean and median P/A ratios of 23.48% and 22.65%, respectively. Similarly, the Company’s pro forma price-to-total revenue ratios are supported by the strong capital position and measured 1.04x at the midpoint of the Valuation Range versus the mean and median ratios of 0.77x and 0.60x, respectively, for the Comparative Group.
Valuation Conclusion
     It is our opinion that, as of March 26, 2009, the estimated pro forma market value of the Company was within a range of $7,225,000 at the minimum to $9,775,000 at the maximum with a midpoint of $8,500,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase to establish the maximum. Exhibit V displays the assumptions and calculations utilized in determining the Company’s estimated pro forma market value.

FELDMAN FINANCIAL ADVISORS, INC.
Exhibit I
Background of Feldman Financial Advisors, Inc.
Overview of Firm
Feldman Financial Advisors provides consulting and advisory services to financial services companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis. Our senior staff members have been involved in the mutual to stock conversion process since 1982 and have valued more than 350 converting institutions.
Feldman Financial Advisors was incorporated in February 1996 by a group of consultants who were previously affiliated with Credit Suisse First Boston and Kaplan Associates. Each of the officers of Feldman Financial Advisors has 15 to 25 years of experience in consulting. Our senior staff collectively has worked with more than 1,000 commercial banks, savings institutions, mortgage companies, and insurance companies nationwide. The firm’s office is located in Washington, D.C.
Background of Senior Professional Staff
Trent Feldman — President. Trent is a nationally recognized expert in providing strategic advice to and valuing financial service companies, and advising on mergers and acquisitions. Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm. Trent also has worked at the Federal Home Loan Bank Board and with the California legislature. Trent holds Bachelors and Masters Degrees from the University of California at Los Angeles.
Peter Williams — Principal. Peter specializes in merger and acquisition analysis, stock and other corporate valuations, strategic business plans and retail delivery analysis. Peter was with Kaplan Associates for 13 years. Peter also served as a Corporate Development Analyst with the Wilmington Trust Company in Delaware. Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from George Washington University.
Michael Green — Principal. Mike is an expert in mergers and acquisition analysis, financial institution and corporate valuations, and strategic and business plans. During Mike’s 10 years at Kaplan Associates, his experience also included business restructurings, litigation support, mark-to-market analysis, and goodwill valuations. Mike holds a BA in Finance and Economics from Rutgers College.
Greg Izydorczyk — Senior Vice President. Greg specializes in merger and acquisition analysis and corporate valuations and also has experience in mark-to-market analysis and business plans. Greg was with Kaplan Associates for three years. Previously, Greg worked as a Senior Auditor for First Virginia Bank and Integra Financial. Greg holds a BS in Finance from Pennsylvania State University and an MBA in Finance from the University of Pittsburgh.

I-1

FELDMAN FINANCIAL ADVISORS, INC.
Exhibit II
Statement of Contingent and Limiting Conditions
This Appraisal is made subject to the following general contingent and limiting conditions:
1.	The analyses, opinions, and conclusions presented in this Appraisal apply to this engagement only and may not be used out of the context presented herein. This Appraisal is valid only for the effective date specified herein and only for the purpose specified herein.

2.	Neither all nor any part of the contents of this Appraisal is to be referred to or quoted in any registration statement, prospectus, public filing, loan agreement, or other agreement or document without our prior written approval. In addition, our Appraisal and analysis are not intended for general circulation or publication, nor are they to be reproduced or distributed to other third parties without our prior written consent.

3.	Neither our Appraisal nor our valuation conclusion is to be construed as a fairness opinion as to the fairness of an actual or proposed transaction, a solvency assessment, or an investment recommendation. For various reasons, the price at which the subject interest might be sold in a specific transaction between specific parties on a specific date might be significantly different from the valuation conclusion expressed herein.

4.	Our analysis assumes that as of the effective valuation date, the Company and its assets will continue to operate as a going concern. Furthermore, our analysis is based on the past and present financial condition of the Company and its assets as of the effective valuation date.

5.	We assume no responsibility for legal matters including interpretations of the law, contracts, or title considerations. We assume that the subject assets, properties, or business interests are appraised free and clear of any or all liens or encumbrances unless otherwise stated.

6.	We assume that there is full compliance with all applicable federal, state, and local regulations and laws unless the lack of compliance is stated, defined, and considered in the Appraisal.

7.	We do not express an opinion or any other form of assurance on the reasonableness of management’s projections reviewed by us or on the underlying assumptions.

8.	We assume responsible ownership and competent management with respect to the subject assets, properties, or business interests.

9.	The information furnished by others is believed to be reliable. However, we issue no warranty or other form of assurance regarding its accuracy.

II-1

FELDMAN FINANCIAL ADVISORS, INC.
Exhibit III-1
Lebanon Mutual Insurance Company
Balance Sheets
As of December 31, 2006, 2007, and 2008
(Dollars in Thousands)

	December 31,
	2008	2007	2006
ASSETS
Investments available for sale:
Debt securities	$15,191	$15,979	$14,881
Equity securities	154	361	430
Convertible securities	3,324	4,683	5,244

Total investments available for sale	18,699	21,023	20,555

Cash and cash equivalents	972	195	1,182
Premiums receivable	2,006	2,246	2,193
Reinsurance receivables and recoverables	2,231	1,839	3,735
Deferred acquisition costs	1,220	1,356	1,369
Deferred income taxes	588	55	—
Accrued investment income	148	163	159
Property and equipment	315	458	608
Other assets	472	466	287

TOTAL ASSETS	$26,621	$27,801	$30,088

LIABILITIES AND EQUITY
Unpaid losses and loss adjustment expenses	$6,281	$6,645	$9,096
Unearned premiums	6,093	6,610	7,074
Advance premiums	200	149	206
Accounts payable and accrued expenses	1,027	745	699
Other liabilities	326	578	609

Total liabilities	13,927	14,727	17,684

Retained earnings	12,918	12,860	12,277
Accumulated other comprehensive income	(224)	214	127

Total equity	12,694	13,074	12,404

TOTAL LIABILITIES AND EQUITY	$26,621	$27,801	$30,088

Source: Lebanon Mutual, financial statements.

III-1

FELDMAN FINANCIAL ADVISORS, INC.
Exhibit III-2
Lebanon Mutual Insurance Company
Income Statements
For the Years Ended December 31, 2006 to 2008
(Dollars in Thousands)

	Years Ended
	December 31,
	2008	2007	2006
REVENUES
Net premiums earned	$8,445	$9,883	$10,451
Net investment income	540	581	673
Net realized investment gains	(970)	55	610
Other revenue	82	93	66

Total revenues	8,097	10,612	11,800

LOSSES AND EXPENSES
Losses and loss adjustment expenses	4,066	5,777	6,029
Salaries and benefits	1,601	1,248	1,220
Commissions	1,323	1,601	1,740
Other operating expense	1,084	1,176	1,138

Total losses and expenses	8,074	9,802	10,127

Income before income taxes	23	810	1,673
Income tax expense (benefit)	(35)	227	527

Net income	$58	$583	$1,146

Source: Lebanon Mutual, financial statements.

III-2

FELDMAN FINANCIAL ADVISORS, INC.
Exhibit IV-1
Financial Performance Data for Public Property and Casualty Insurance Companies

			Total		Policy	Total	Tang.	LTM	Net Prem.	LTM	LTM	LTM
		Total	Policy	Total	Resrvs./	Equity/	Equity/	Total	Written/	Loss	Exp.	Comb.	LTM	LTM
		Assets	Reserves	Equity	Equity	Assets	Assets	Revenue	Avg.Eq.	Ratio	Ratio	Ratio	ROA	ROE
Company	State	($Mil.)	($Mil.)	($Mil.)	(x)	(%)	(%)	($Mil.)	(x)	(%)	(%)	(%)	(%)	(%)

21st Century Holding Co.	FL	197	107	76	1.40	38.67	38.67	67	0.66	64.3	NA	NA	(1.18)	(3.04)
ACE Ltd.	—	72,057	46,375	14,446	3.21	20.05	15.66	13,682	0.82	60.6	29.0	89.6	1.60	7.48
Affirmative Insurance Holdings	TX	806	331	209	1.58	25.96	4.65	467	1.58	NA	NA	NA	0.21	0.83
Alleghany Corp.	NY	6,182	3,193	2,647	1.21	42.81	41.38	989	0.32	60.1	30.2	90.3	2.14	5.31
Allied World Assurance Co.	—	9,072	5,507	2,417	2.28	26.64	23.78	1,154	0.50	57.4	26.8	84.2	2.21	8.32
Allstate Corporation	IL	134,798	100,774	12,641	7.97	9.38	8.79	29,394	1.54	74.4	25.0	99.4	(1.13)	(9.74)
American Financial Group Inc.	OH	26,428	20,655	2,490	8.30	9.42	8.43	4,293	1.01	56.6	31.0	87.6	0.74	6.85
American Physicians Capital	MI	1,006	700	254	2.76	25.26	NA	160	0.46	52.6	22.1	74.7	4.35	17.21
American Physicians Svc Grp	TX	284	129	136	0.94	48.13	47.71	75	0.51	29.0	17.3	46.3	6.78	14.79
American Safety Ins Hldgs Ltd	—	1,026	709	217	3.27	21.15	20.39	192	0.80	63.1	42.9	106.0	0.03	0.14
AMERISAFE Inc.	LA	1,108	711	253	2.81	22.86	22.86	302	1.25	60.9	20.5	81.4	3.99	19.05
AmTrust Financial Services Inc	NY	3,144	1,774	393	4.52	12.49	9.54	576	1.40	54.3	20.1	74.4	2.89	20.88
Arch Capital Group Ltd.	—	14,617	9,194	3,433	2.68	23.49	23.34	2,967	0.75	65.0	30.0	95.0	1.82	7.79
Argo Group Intl Holdings	—	6,382	3,804	1,353	2.81	21.20	17.89	1,256	0.83	64.3	36.2	100.5	1.07	4.54
Aspen Insurance Holdings Ltd.	—	7,289	3,881	2,779	1.40	38.13	38.06	1,791	0.65	65.8	29.8	95.6	1.40	3.70
AXIS Capital Holdings Ltd.	—	14,283	8,407	4,461	1.88	31.23	30.94	2,810	0.53	63.7	26.1	89.8	2.54	7.73
Baldwin & Lyons Inc.	IN	778	407	330	1.23	42.44	42.19	157	0.49	63.5	30.9	94.4	(0.93)	(2.16)
Berkshire Hathaway Inc.	NE	267,399	71,343	109,267	0.65	40.86	32.31	107,786	0.23	70.9	18.2	89.1	1.80	4.23
Chubb Corp.	NJ	48,429	28,734	13,432	2.14	27.74	27.03	13,189	0.84	58.3	30.8	89.1	3.57	12.88
Cincinnati Financial Corp.	OH	13,369	7,181	4,182	1.72	31.28	31.28	3,824	0.64	68.3	32.3	100.6	2.86	8.62
CNA Financial Corp.	IL	51,688	38,771	6,877	5.64	13.30	13.07	7,799	0.81	78.7	30.3	109.0	(0.54)	(3.42)
CNA Surety Corp.	IL	1,566	688	767	0.90	49.01	44.05	478	0.60	18.7	54.5	73.2	7.18	15.39
CRM Holdings Ltd.	—	444	259	109	2.38	24.51	23.95	143	1.12	70.1	32.9	103.0	(0.36)	(1.34)
Donegal Group Inc.	PA	880	469	364	1.29	41.31	41.25	372	1.02	64.7	32.5	97.2	2.93	7.16
Eastern Insurance Holdings Inc	PA	377	201	138	1.46	36.61	33.08	131	0.84	73.0	34.0	107.0	(4.51)	(10.80)
EMC Insurance Group Inc.	IA	1,108	734	283	2.59	25.53	25.47	414	1.16	75.6	32.7	108.3	(0.15)	(0.51)
Employers Holdings Inc	NV	3,757	2,655	445	5.97	11.84	10.54	397	0.78	41.5	44.4	85.9	3.12	25.43
Endurance Specialty Holdings	—	7,272	4,121	2,207	1.87	30.35	28.37	1,782	0.76	64.3	29.2	93.5	1.28	4.19
Enstar Group Ltd.	—	4,358	2,798	615	4.55	14.12	13.70	50	0.00	NA	NA	NA	2.24	16.17
Erie Indemnity Co.	PA	2,613	1,389	792	1.75	30.30	30.30	1,074	0.22	66.2	27.4	93.6	2.49	7.24
Everest Re Group Ltd.	—	16,847	10,242	4,960	2.06	29.44	29.44	3,528	0.65	66.0	29.6	95.6	(0.11)	(0.35)

FELDMAN FINANCIAL ADVISORS, INC.
Exhibit IV-1 (continued)
Financial Performance Data for Public Property and Casualty Insurance Companies

			Total		Policy	Total	Tang.	LTM	Net Prem.	LTM	LTM	LTM
		Total	Policy	Total	Resrvs./	Equity/	Equity/	Total	Written/	Loss	Exp.	Comb.	LTM	LTM
		Assets	Reserves	Equity	Equity	Assets	Assets	Revenue	Avg.Eq.	Ratio	Ratio	Ratio	ROA	ROE
Company	State	($Mil.)	($Mil.)	($Mil.)	(x)	(%)	(%)	($Mil.)	(x)	(%)	(%)	(%)	(%)	(%)

Fairfax Financial Holdings Ltd	—	27,305	16,619	4,969	3.34	18.20	17.83	7,975	0.92	82.2	27.9	110.1	5.34	31.23
First Acceptance Corp.	TN	441	154	226	0.68	51.12	27.35	300	NA	NA	NA	NA	(1.53)	(3.13)
First Mercury Financial Corp.	MI	944	521	262	1.99	27.73	22.39	215	0.87	55.7	28.0	83.7	4.69	16.16
Flagstone Reinsurance Holdings	—	2,216	682	986	0.69	44.50	43.21	453	0.63	58.1	31.3	89.4	(8.06)	(17.05)
FPIC Insurance Group Inc.	FL	998	664	260	2.55	26.04	25.23	190	0.57	57.7	22.0	79.7	3.07	11.33
GAINSCO INC.	TX	239	124	55	2.20	23.54	23.35	191	2.69	73.3	25.7	99.0	(5.75)	(21.95)
Greenlight Capital Re Ltd	—	958	170	485	0.35	50.67	50.67	(11)	0.25	48.3	48.2	96.5	(10.84)	(21.02)
Hallmark Financial Services	TX	538	259	179	1.44	33.32	23.35	269	1.26	61.0	28.9	89.9	2.37	6.92
Hanover Insurance Group Inc.	MA	9,230	4,492	1,887	2.38	20.45	18.95	2,680	1.16	65.4	33.2	98.7	0.22	0.95
Harleysville Group Inc.	PA	3,155	2,252	653	3.45	20.68	20.09	985	1.34	66.5	34.0	100.5	1.33	5.95
HCC Insurance Holdings Inc.	TX	8,332	4,457	2,639	1.69	31.68	23.82	2,279	0.81	60.4	25.0	85.4	3.67	11.98
Hilltop Holdings Inc.	TX	1,049	102	791	0.13	75.47	74.54	103	0.14	69.8	35.6	105.4	(2.08)	(2.82)
Homeowners Choice Inc.	FL	132	82	37	2.19	28.33	28.33	50	3.88	45.6	15.3	60.8	17.52	51.89
Horace Mann Educators Corp.	IL	5,508	3,692	449	8.22	8.15	7.35	835	1.69	76.9	23.8	100.7	0.18	1.93
Infinity Property and Casualty	AL	1,721	925	525	1.76	30.52	27.34	931	1.53	70.3	22.2	92.5	1.02	3.30
IPC Holdings Ltd.	—	2,389	441	1,851	0.24	77.49	77.49	313	0.20	40.2	16.2	56.4	3.61	4.55
Kingsway Financial Services	—	3,343	2,415	454	5.33	13.57	12.37	1,476	1.70	81.2	35.2	116.4	(9.61)	(50.45)
Loews Corp.	NY	69,857	38,770	13,126	2.95	18.79	17.76	13,247	NA	78.7	30.3	109.0	6.08	27.82
Maiden Holdings	—	2,129	1,340	510	2.63	23.95	20.01	420	1.41	62.8	32.1	94.8	1.62	3.63
Markel Corp.	VA	9,478	6,320	2,181	2.90	23.01	20.11	1,898	0.80	62.8	36.5	99.0	(0.59)	(2.39)
Meadowbrook Insurance Group	MI	1,814	1,168	438	2.67	24.16	16.52	438	1.06	62.0	31.3	93.3	1.98	7.75
Mercer Insurance Group Inc.	NJ	569	384	137	2.80	24.13	23.36	161	1.09	62.4	35.7	98.1	1.48	6.09
Mercury General Corp.	CA	3,950	2,013	1,494	1.35	37.82	NA	2,414	1.56	73.3	28.5	101.8	(5.70)	(13.71)
Montpelier Re Holdings Ltd	—	2,798	994	1,358	0.73	48.53	48.44	364	0.36	55.8	35.2	91.0	(4.52)	(9.60)
National Interstate Corp.	OH	991	557	216	2.58	21.81	21.81	294	1.39	64.7	24.7	89.4	1.08	4.97
National Security Group Inc.	AL	125	73	35	2.12	27.74	27.74	61	1.46	80.5	39.5	120.0	(3.79)	(3.29)
Navigators Group Inc.	NY	3,350	2,334	689	3.39	20.58	20.42	684	0.99	61.0	32.8	93.8	1.59	7.70
NYMAGIC INC.	NY	946	632	164	3.85	17.34	17.34	56	0.74	65.8	46.3	112.1	(10.16)	(46.53)
Odyssey Re Holdings Corp	CT	9,727	5,952	2,828	2.11	29.07	28.70	3,024	0.75	72.7	28.5	101.2	5.66	20.23
Old Republic International	IL	13,266	8,534	3,740	2.28	28.19	27.31	3,238	0.75	81.8	39.1	120.9	(4.23)	(13.54)
OneBeacon Insurance Group Ltd.	—	7,941	5,382	1,155	4.66	14.55	NA	1,294	1.28	59.9	35.1	95.0	(4.39)	(24.99)

FELDMAN FINANCIAL ADVISORS, INC.
Exhibit IV-1 (continued)
Financial Performance Data for Public Property and Casualty Insurance Companies

			Total		Policy	Total	Tang.	LTM	Net Prem.	LTM	LTM	LTM
		Total	Policy	Total	Resrvs./	Equity/	Equity/	Total	Written/	Loss	Exp.	Comb.	LTM	LTM
		Assets	Reserves	Equity	Equity	Assets	Assets	Revenue	Avg.Eq.	Ratio	Ratio	Ratio	ROA	ROE
Company	State	($Mil.)	($Mil.)	($Mil.)	(x)	(%)	(%)	($Mil.)	(x)	(%)	(%)	(%)	(%)	(%)

PartnerRe Ltd.	—	16,279	10,216	4,199	2.43	25.79	23.78	3,980	0.93	63.9	30.2	94.1	0.28	1.08
Platinum Underwriters Hldgs	—	4,927	2,682	1,809	1.48	36.72	36.72	1,314	0.55	64.4	27.5	91.9	4.54	11.95
PMA Capital Corp.	PA	2,503	1,497	345	4.34	13.77	12.71	494	1.12	69.4	44.7	114.1	0.22	1.53
ProAssurance Corp.	AL	4,281	2,565	1,424	1.80	33.25	32.11	567	0.33	46.1	21.9	68.0	4.05	13.66
Progressive Corp.	OH	18,251	10,353	4,215	2.46	23.10	23.10	12,831	2.96	73.5	21.1	94.6	(0.37)	(1.52)
RenaissanceRe Holdings Ltd.	—	7,984	2,671	3,033	0.88	37.99	37.40	1,231	0.41	54.8	24.2	79.0	0.35	0.89
RLI Corp.	IL	2,419	1,494	708	2.11	29.27	28.50	566	0.68	46.7	37.5	84.2	3.02	10.45
Safety Insurance Group Inc.	MA	1,438	757	603	1.26	41.96	41.96	641	0.94	64.1	30.0	94.1	4.83	11.93
SeaBright Insurance Hldgs Inc.	WA	843	448	325	1.38	38.54	38.21	267	0.83	56.7	28.5	85.2	3.68	9.49
Selective Insurance Group	NJ	4,941	3,485	890	3.91	18.02	17.53	1,696	1.48	67.8	33.2	101.0	0.87	4.35
Specialty UnderwritersAlliance	IL	455	296	136	2.17	29.97	28.28	153	1.03	62.3	39.1	101.4	1.72	5.54
State Auto Financial Corp.	OH	2,444	1,306	761	1.72	31.14	31.09	1,182	1.43	75.2	34.6	109.8	(1.28)	(3.70)
Tower Group Inc.	NY	1,533	864	335	2.58	21.87	19.80	485	1.08	51.7	30.7	82.4	4.08	18.01
Transatlantic Holdings Inc.	NY	13,377	9,345	3,198	2.92	23.91	23.91	4,083	1.26	71.5	27.0	98.5	0.68	3.13
Travelers Cos	MN	109,751	72,030	25,319	2.84	23.07	20.12	24,477	0.84	59.4	32.5	91.9	2.58	11.36
Unico American Corp.	CA	185	99	77	1.28	41.69	41.69	47	0.43	60.7	24.3	85.0	2.81	7.33
United America Indemnity Ltd.	—	2,473	1,656	632	2.62	25.55	25.27	400	0.40	79.8	37.3	117.1	(5.34)	(18.34)
United Fire & Casualty Co.	IA	2,687	1,971	642	3.07	23.88	23.87	601	0.69	84.5	29.4	113.9	(0.48)	(1.82)
Universal Insurance Hldgs Inc.	FL	545	346	102	3.41	18.65	18.65	183	1.61	55.2	NA	NA	7.17	42.86
Validus Holdings Ltd	—	4,322	1,845	1,939	0.95	44.85	42.90	1,279	0.63	61.5	30.7	92.2	1.19	2.69
W.R. Berkley Corp.	CT	16,121	10,966	3,046	3.60	18.90	18.35	4,709	1.23	62.7	30.4	93.1	1.70	8.60
Wesco Financial Corp.	CA	3,051	323	2,378	0.14	77.94	75.73	799	0.13	72.4	29.5	101.9	2.59	3.30
White Mountains Insurance	NH	15,896	8,998	2,899	3.10	18.24	18.14	2,956	0.87	67.6	32.9	100.4	(3.03)	(12.96)
XL Capital Ltd	—	45,682	34,032	6,115	5.57	13.39	11.74	7,148	0.74	66.1	29.6	95.7	(4.88)	(29.42)
Zenith National Insurance Corp	CA	2,521	1,320	1,023	1.29	40.60	40.10	683	0.55	46.0	40.0	86.0	3.57	8.90

FELDMAN FINANCIAL ADVISORS, INC.
Exhibit IV-1 (continued)
Financial Performance Data for Public Property and Casualty Insurance Companies

			Total		Policy	Total	Tang.	LTM	Net Prem.	LTM	LTM	LTM
		Total	Policy	Total	Resrvs./	Equity/	Equity/	Total	Written/	Loss	Exp.	Comb.	LTM	LTM
		Assets	Reserves	Equity	Equity	Assets	Assets	Revenue	Avg.Eq.	Ratio	Ratio	Ratio	ROA	ROE
Company	State	($Mil.)	($Mil.)	($Mil.)	(x)	(%)	(%)	($Mil.)	(x)	(%)	(%)	(%)	(%)	(%)

Overall P&C Insurance Group Mean		13,792	7,705	3,493	2.53	29.41	27.65	3,688	0.94	63.2	30.8	94.1	0.88	3.42
Overall P&C Insurance Group Median		3,051	1,774	767	2.28	26.04	23.93	683	0.83	64.0	30.3	94.5	1.40	4.54

P&C Group Mean > $1 Bil. Total Assets		17,750	10,209	4,613	2.75	28.31	27.00	4,878	0.87	64.0	30.7	94.8	0.92	3.47
P&C Group Median > $1 Bil. Total Assets		4,927	2,798	1,809	2.58	25.26	23.80	1,256	0.81	64.3	30.3	94.4	1.40	4.35

P&C Group Mean < $1 Bil. Total Assets		611	305	185	1.88	32.65	29.51	174	1.16	60.7	30.8	91.6	0.75	3.28
P&C Group Median < $1 Bil. Total Assets		557	277	151	1.79	29.15	27.55	159	1.02	62.4	29.9	95.5	1.28	5.26

P&C Group Mean > $500 Mil. Total Rev.		22,655	13,181	5,914	2.85	26.84	25.50	6,359	0.93	66.0	29.7	95.8	0.97	2.96
P&C Group Median > $500 Mil. Total Rev.		7,984	4,492	2,490	2.38	25.79	23.82	1,898	0.82	65.4	30.0	95.0	1.33	4.35

P&C Group Mean < $500 Mil. Total Rev.		1,198	643	372	2.13	32.72	30.39	245	0.97	59.3	32.3	91.6	0.76	4.02
P&C Group Median < $500 Mil. Total Rev.		952	458	257	2.18	26.89	25.27	204	0.84	62.0	32.1	93.3	1.55	4.76
Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.
Exhibit IV-2
Market Valuation Data for Public Property and Casualty Insurance Companies

				Closing	Total	Price/	Price/	Price/	Price/	Price/	Price/	Price/	Current	One-Yr.
				Price	Market	Book	Tang.	LTM	Oper.	Cur.Year	LTM	Total	Div.	Price
				3/26/09	Value	Value	Book	EPS	EPS	Est. EPS	Revenue	Assets	Yield	Change
Company	Ticker	Exchange	State	($)	($Mil.)	(%)	(%)	(x)	(x)	(x)	(x)	(%)	(%)	(%)

21st Century Holding Co.	TCHC	NASDAQ	FL	3.55	28	37.3	37.3	NM	6.45	NA	0.42	14.43	6.76	(71.71)
ACE Ltd.	ACE	NYSE	—	40.01	13,348	92.4	124.8	11.33	5.18	5.03	0.98	18.52	2.50	(27.58)
Affirmative Insurance Holdings	AFFM	NASDAQ	TX	3.80	59	28.0	201.2	31.67	NA	NA	0.13	7.26	2.11	(52.38)
Alleghany Corp.	Y	NYSE	NY	280.97	2,324	99.0	105.8	17.86	23.24	17.03	2.35	37.60	0.00	(15.98)
Allied World Assurance Co.	AWH	NYSE	—	37.85	1,864	82.2	95.7	10.54	4.25	5.09	1.62	20.54	1.90	(2.70)
Allstate Corporation	ALL	NYSE	IL	20.38	10,925	86.7	93.1	NM	6.33	4.37	0.37	8.10	3.93	(57.19)
American Financial Group Inc.	AFG	NYSE	OH	16.89	1,953	78.4	88.6	10.11	4.14	4.38	0.45	7.39	3.08	(34.28)
American Physicians Capital	ACAP	NASDAQ	MI	43.79	382	151.9	NA	9.52	9.42	9.56	2.38	37.96	1.00	(5.62)
American Physicians Svc Grp	AMPH	NASDAQ	TX	20.12	141	103.4	105.1	7.62	NA	7.25	1.88	49.57	1.49	3.18
American Safety Ins Hldgs Ltd	ASI	NYSE	—	13.76	142	67.0	70.1	NM	NA	7.67	0.74	13.83	0.00	(21.91)
AMERISAFE Inc.	AMSF	NASDAQ	LA	16.09	303	119.8	119.8	7.48	5.55	6.83	1.00	27.39	0.00	26.69
AmTrust Financial Services Inc	AFSI	NASDAQ	NY	10.08	605	154.1	208.5	7.36	4.89	4.45	1.05	19.25	1.98	(39.09)
Arch Capital Group Ltd.	ACGL	NASDAQ	—	55.37	3,353	107.8	108.8	13.54	6.68	5.74	1.13	22.94	0.00	(18.36)
Argo Group Intl Holdings	AGII	NASDAQ	—	30.20	930	68.4	84.4	14.73	10.82	6.55	0.74	14.57	0.00	(15.81)
Aspen Insurance Holdings Ltd.	AHL	NYSE	—	23.30	1,900	82.9	83.2	26.18	13.16	5.90	1.06	26.07	2.58	(11.51)
AXIS Capital Holdings Ltd.	AXS	NYSE	—	23.03	3,277	89.3	90.7	10.19	8.20	5.38	1.17	22.95	3.47	(33.75)
Baldwin & Lyons Inc.	BWINB	NASDAQ	IN	20.50	296	91.9	92.8	NM	13.23	12.93	1.89	38.05	4.88	(19.48)
Berkshire Hathaway Inc.	BRK.A	NYSE	NE	91,900.00	140,821	130.3	188.6	28.50	14.77	15.37	1.31	52.66	0.00	(28.48)
Chubb Corp.	CB	NYSE	NJ	41.79	14,718	109.6	113.6	8.49	7.49	8.06	1.12	30.39	3.35	(16.10)
Cincinnati Financial Corp.	CINF	NASDAQ	OH	23.26	3,780	90.3	90.3	8.88	11.08	11.30	0.99	28.27	6.71	(38.98)
CNA Financial Corp.	CNA	NYSE	IL	9.89	2,661	47.3	48.5	NM	5.18	4.03	0.34	5.15	0.00	(62.06)
CNA Surety Corp.	SUR	NYSE	IL	19.18	848	110.4	134.8	7.70	7.64	8.50	1.78	54.19	0.00	26.77
CRM Holdings Ltd.	CRMH	NASDAQ	—	0.61	10	9.3	9.6	NM	NA	NA	0.07	2.24	0.00	(88.06)
Donegal Group Inc.	DGICA	NASDAQ	PA	16.74	426	117.1	117.4	16.74	15.50	11.10	1.14	48.39	2.51	(6.48)
Eastern Insurance Holdings Inc	EIHI	NASDAQ	PA	7.42	71	52.5	61.4	NM	NM	7.12	0.54	18.70	3.77	(48.65)
EMC Insurance Group Inc.	EMCI	NASDAQ	IA	22.19	294	104.1	104.4	NM	21.13	14.69	0.71	26.50	3.24	(21.45)
Employers Holdings Inc	EIG	NYSE	NV	10.00	488	109.8	125.1	4.83	NA	6.85	1.23	13.00	2.40	(43.79)
Endurance Specialty Holdings	ENH	NYSE	—	25.27	1,453	76.4	84.9	19.14	8.68	4.94	0.82	19.97	3.96	(31.28)
Enstar Group Ltd.	ESGR	NASDAQ	—	57.56	767	127.4	132.0	9.12	NA	5.51	NM	17.59	0.00	(46.87)
Erie Indemnity Co.	ERIE	NASDAQ	PA	34.66	1,777	251.3	251.3	29.13	14.09	12.09	1.65	68.01	5.19	(32.15)
Everest Re Group Ltd.	RE	NYSE	—	71.43	4,387	88.4	88.4	NM	7.83	6.46	1.24	26.04	2.69	(20.36)

FELDMAN FINANCIAL ADVISORS, INC.
Exhibit IV-2 (continued)
Market Valuation Data for Public Property and Casualty Insurance Companies

				Closing	Total	Price/	Price/	Price/	Price/	Price/	Price/	Price/	Current	One-Yr.
				Price	Market	Book	Tang.	LTM	Oper.	Cur.Year	LTM	Total	Div.	Price
				3/26/09	Value	Value	Book	EPS	EPS	Est. EPS	Revenue	Assets	Yield	Change
Company	Ticker	Exchange	State	($)	($Mil.)	(%)	(%)	(x)	(x)	(x)	(x)	(%)	(%)	(%)

Fairfax Financial Holdings Ltd	FFH	NYSE	—	254.99	4,064	91.6	94.0	3.21	NA	10.53	0.51	14.88	3.14	(9.26)
First Acceptance Corp.	FAC	NYSE	TN	2.98	143	63.5	176.5	NM	NA	NA	0.48	32.48	0.00	(1.65)
First Mercury Financial Corp.	FMR	NYSE	MI	14.54	261	99.1	131.8	6.64	8.65	7.99	1.21	27.63	0.00	(12.46)
Flagstone Reinsurance Holdings	FSR	NYSE	—	7.75	657	68.6	72.3	NM	NA	3.96	1.45	29.66	2.06	(36.89)
FPIC Insurance Group Inc.	FPIC	NASDAQ	FL	38.29	294	115.0	120.0	10.29	8.04	8.37	1.54	29.41	0.00	(19.90)
GAINSCO INC.	GAN	NYSE-Alt	TX	1.42	34	NA	NA	NM	NA	NA	0.18	14.37	0.00	(59.43)
Greenlight Capital Re Ltd	GLRE	NASDAQ	—	17.04	507	127.3	127.3	NM	NA	6.69	NM	52.97	0.00	(9.02)
Hallmark Financial Services	HALL	NASDAQ	TX	7.72	161	84.7	131.5	7.35	7.28	7.33	0.60	29.84	0.00	(35.77)
Hanover Insurance Group Inc.	THG	NYSE	MA	29.99	1,534	80.9	88.9	NM	8.82	8.13	0.57	16.62	1.50	(26.80)
Harleysville Group Inc.	HGIC	NASDAQ	PA	32.75	924	141.3	146.5	22.74	11.82	10.04	0.94	29.28	3.66	(8.80)
HCC Insurance Holdings Inc.	HCC	NYSE	TX	25.16	2,857	108.1	160.3	9.53	8.99	8.53	1.25	34.29	1.99	11.62
Hilltop Holdings Inc.	HTH	NYSE	TX	11.50	649	96.6	102.4	NM	NA	NA	6.33	61.91	0.00	12.20
Homeowners Choice Inc.	HCII	NASDAQ	FL	5.20	36	95.9	95.9	2.50	NA	NA	0.72	27.15	0.00	NA
Horace Mann Educators Corp.	HMN	NYSE	IL	8.96	351	78.0	87.2	33.19	7.06	5.34	0.42	6.37	2.34	(47.45)
Infinity Property and Casualty	IPCC	NASDAQ	AL	36.06	507	97.1	113.3	29.32	7.96	9.93	0.55	29.48	1.33	(14.49)
IPC Holdings Ltd.	IPCR	NASDAQ	—	26.35	1,474	79.7	79.7	18.17	6.04	5.56	4.70	61.71	3.34	(5.42)
Kingsway Financial Services	KFS	NYSE	—	2.05	113	24.9	27.7	NM	NM	NA	0.08	3.38	3.04	(81.23)
Loews Corp.	L	NYSE	NY	23.18	10,086	76.8	82.3	2.56	10.93	5.90	0.76	14.44	1.08	(42.82)
Maiden Holdings	MHLD	NASDAQ	—	4.83	344	55.5	69.9	15.09	4.93	3.54	0.82	16.17	4.97	NA
Markel Corp.	MKL	NYSE	VA	292.99	2,875	131.9	156.6	NM	14.04	13.27	1.51	30.34	0.00	(34.67)
Meadowbrook Insurance Group	MIG	NYSE	MI	6.27	359	82.1	132.1	10.28	7.29	7.45	0.82	19.81	1.28	(20.53)
Mercer Insurance Group Inc.	MIGP	NASDAQ	NJ	13.45	86	60.6	63.2	10.35	6.63	6.60	0.54	15.20	2.23	(21.98)
Mercury General Corp.	MCY	NYSE	CA	30.04	1,645	110.1	NA	NM	14.17	10.51	0.68	41.65	7.72	(31.67)
Montpelier Re Holdings Ltd	MRH	NYSE	—	13.47	1,162	84.5	84.8	NM	12.36	5.85	3.19	41.53	2.23	(14.53)
National Interstate Corp.	NATL	NASDAQ	OH	18.99	368	169.6	169.6	34.53	11.24	11.01	1.25	37.17	1.47	(14.92)
National Security Group Inc.	NSEC	NASDAQ	AL	6.25	15	44.5	44.5	NM	NM	NA	0.25	12.35	9.60	(59.45)
Navigators Group Inc.	NAVG	NASDAQ	NY	48.82	823	119.4	120.6	16.06	10.85	9.46	1.20	24.57	0.00	(9.74)
NYMAGIC INC.	NYM	NYSE	NY	12.99	109	68.0	68.0	NM	NM	NM	1.94	11.54	1.23	(44.13)
Odyssey Re Holdings Corp	ORH	NYSE	CT	38.64	2,320	85.2	86.8	4.55	26.47	14.83	0.77	23.85	0.78	3.87
Old Republic International	ORI	NYSE	IL	11.02	2,590	69.3	72.4	NM	NM	NA	0.80	19.52	6.17	(16.01)
OneBeacon Insurance Group Ltd.	OB	NYSE	—	10.39	243	85.5	NA	NM	8.73	6.28	0.19	3.05	8.08	(46.00)

FELDMAN FINANCIAL ADVISORS, INC.
Exhibit IV-2 (continued)
Market Valuation Data for Public Property and Casualty Insurance Companies

				Closing	Total	Price/	Price/	Price/	Price/	Price/	Price/	Price/	Current	One-Yr.
				Price	Market	Book	Tang.	LTM	Oper.	Cur.Year	LTM	Total	Div.	Price
				3/26/09	Value	Value	Book	EPS	EPS	Est. EPS	Revenue	Assets	Yield	Change
Company	Ticker	Exchange	State	($)	($Mil.)	(%)	(%)	(x)	(x)	(x)	(x)	(%)	(%)	(%)

PartnerRe Ltd.	PRE	NYSE	—	60.75	3,432	95.0	107.5	NM	7.21	6.49	0.86	21.08	3.09	(20.24)
Platinum Underwriters Hldgs	PTP	NYSE	—	27.42	1,460	85.0	85.0	6.89	NA	5.54	1.11	29.63	1.17	(15.40)
PMA Capital Corp.	PMACA	NASDAQ	PA	4.60	148	42.7	46.8	25.56	6.87	6.81	0.30	5.92	0.00	(48.31)
ProAssurance Corp.	PRA	NYSE	AL	47.75	1,592	111.9	117.8	9.15	7.87	10.63	2.81	37.19	0.00	(9.99)
Progressive Corp.	PGR	NYSE	OH	13.60	9,203	218.3	218.3	NM	10.54	9.85	0.72	50.43	0.00	(15.69)
RenaissanceRe Holdings Ltd.	RNR	NYSE	—	49.18	3,025	127.0	131.0	NM	16.18	6.85	2.46	37.88	1.95	(5.71)
RLI Corp.	RLI	NYSE	IL	50.22	1,085	152.3	158.1	13.95	10.06	12.02	1.92	44.84	2.07	(0.32)
Safety Insurance Group Inc.	SAFT	NASDAQ	MA	31.63	510	85.1	85.1	7.25	7.30	8.44	0.80	35.48	5.06	(6.92)
SeaBright Insurance Hldgs Inc.	SBX	NYSE	WA	10.95	234	72.1	73.2	7.93	NA	6.74	0.88	27.81	0.00	(24.95)
Selective Insurance Group	SIGI	NASDAQ	NJ	12.95	682	76.9	79.6	15.79	9.12	11.97	0.40	13.81	4.02	(45.68)
Specialty UnderwritersAlliance	SUAI	NASDAQ	IL	3.38	49	39.2	42.6	7.19	NA	13.39	0.32	10.73	0.00	(21.03)
State Auto Financial Corp.	STFC	NASDAQ	OH	18.70	741	97.2	97.5	NM	NM	13.69	0.63	30.32	3.21	(33.95)
Tower Group Inc.	TWGP	NASDAQ	NY	24.40	980	171.8	194.7	9.88	8.50	7.59	2.02	63.90	0.82	(5.94)
Transatlantic Holdings Inc.	TRH	NYSE	NY	36.66	2,433	76.1	76.1	23.96	6.34	5.59	0.60	18.19	2.07	(43.25)
Travelers Cos	TRV	NYSE	MN	40.06	23,446	92.9	110.7	8.31	7.60	7.45	0.96	21.36	3.00	(15.75)
Unico American Corp.	UNAM	NASDAQ	CA	7.50	42	54.3	54.3	8.06	8.06	NA	0.89	22.65	2.40	(21.38)
United America Indemnity Ltd.	INDM	NASDAQ	—	4.16	79	20.9	21.2	NM	NM	4.71	0.20	3.21	0.00	(79.21)
United Fire & Casualty Co.	UFCS	NASDAQ	IA	23.63	629	98.1	98.1	NM	NM	16.38	1.05	23.41	2.54	(38.94)
Universal Insurance Hldgs Inc.	UVE	NYSE-Alt	FL	4.40	169	164.9	164.9	4.44	4.44	NA	0.93	31.06	10.91	10.55
Validus Holdings Ltd	VR	NYSE	—	25.48	2,003	107.2	116.0	41.77	11.03	4.99	1.57	46.35	3.14	7.78
W.R. Berkley Corp.	WRB	NYSE	CT	22.55	3,644	119.5	123.9	13.92	7.62	8.05	0.77	22.60	1.06	(18.47)
Wesco Financial Corp.	WSC	NYSE-Alt	CA	291.00	2,072	87.1	98.7	25.24	26.72	NA	2.59	67.91	0.54	(27.07)
White Mountains Insurance	WTM	NYSE	NH	177.83	1,559	54.1	54.4	NM	NA	10.56	0.53	9.80	0.56	(62.56)
XL Capital Ltd	XL	NYSE	—	6.01	2,056	38.9	46.6	NM	1.71	2.24	0.29	4.50	6.66	(80.29)
Zenith National Insurance Corp	ZNT	NYSE	CA	25.54	965	93.1	95.1	10.02	8.90	11.85	1.41	38.28	7.83	(29.85)

FELDMAN FINANCIAL ADVISORS, INC.
Exhibit IV-2 (continued)
Market Valuation Data for Public Property and Casualty Insurance Companies

				Closing	Total	Price/	Price/	Price/	Price/	Price/	Price/	Price/	Current	One-Yr.
				Price	Market	Book	Tang.	LTM	Oper.	Cur.Year	LTM	Total	Div.	Price
				3/26/09	Value	Value	Book	EPS	EPS	Est. EPS	Revenue	Assets	Yield	Change
Company	Ticker	Exchange	State	($)	($Mil.)	(%)	(%)	(x)	(x)	(x)	(x)	(%)	(%)	(%)

Overall P&C Insurance Group Mean				NA	3,611	93.5	104.4	14.04	9.73	8.26	1.12	26.76	2.31	(25.94)
Overall P&C Insurance Group Median				NA	823	89.8	95.9	10.24	8.35	7.45	0.89	24.57	1.99	(21.38)

P&C Group Mean > $1 Bil. Total Assets				NA	4,779	97.6	106.1	14.67	9.88	8.14	1.21	27.19	2.33	(24.78)
P&C Group Median > $1 Bil. Total Assets				NA	1,534	91.6	96.6	10.54	8.59	7.45	0.97	23.85	2.07	(20.99)

P&C Group Mean < $1 Bil. Total Assets				NA	161	80.9	99.4	11.95	8.95	8.88	0.85	26.46	2.34	(25.91)
P&C Group Median < $1 Bil. Total Assets				NA	125	72.1	95.9	7.93	8.05	7.66	0.72	24.21	2.03	(21.21)

P&C Group Mean > $500 Mil. Total Revenue				NA	6,049	95.1	103.8	15.38	9.79	8.29	1.01	24.81	2.76	(27.57)
P&C Group Median > $500 Mil. Total Revenue				NA	1,953	88.4	93.6	11.33	8.44	7.15	0.86	22.60	2.50	(26.80)

P&C Group Mean < $500 Mil. Total Revenue				NA	467	91.3	105.1	12.12	9.62	8.22	1.28	29.28	1.72	(23.73)
P&C Group Median < $500 Mil. Total Revenue				NA	295	95.9	105.1	9.12	8.28	7.45	0.91	27.72	0.41	(20.78)
Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.
Exhibit V-1
Pro Forma Assumptions for Conversion Valuation
1.	The initial offering price is $10.00 per share and the number of shares offered is computed by dividing the estimated pro forma market value by the offering price.

2.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

3.	The net offering proceeds are invested to yield a return of 2.00%, which represents the Company estimated average yield on an invested portfolio of short-term investment securities for the relevant period. The effective income tax rate was assumed to be 34.0%, resulting in a net after-tax yield of 1.32%.

4.	It is assumed that 10.0% of the shares offered for sale will be acquired by the employee stock ownership plan (“ESOP”). Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. Under generally accepted accounting principles (“GAAP”), the aggregate purchase price of shares of common stock to be purchased by the ESOP in the offering represents unearned compensation and is reflected as a reduction of capital. The annual ESOP expense is estimated based on a ten-year loan period. It is further assumed that the ESOP purchase is funded by a loan from LMI Holdings. No reinvestment is assumed on proceeds used to fund the ESOP. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine the estimated net funds available for investment. The ESOP expense reflects recognition of expense based upon shares committed to be allocated under the ESOP. The valuation of shares committed to be allocated under the ESOP would be based upon the average market value of the shares during the year. For purposes of this calculation, the average market value was assumed to be equal to the initial offering price of $10.00 per share.

5.	Expenses of the offering are estimated to be $2.5 million.

6.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

7.	Pro forma per share amounts have been computed by dividing pro forma amounts by the total outstanding number of shares of stock for the book value calculations, and as adjusted to give effect to the purchase of shares by the ESOP for the earnings per share (“EPS”) calculations in accordance with Statement of Position (“SOP”) 93-6. Under SOP 93-6, the weighted average of the ESOP shares that have not been committed for release during the yearly period are subtracted from total shares outstanding for purposes of EPS calculations.

8.	No effect has been given to the issuance of additional shares in conjunction with the grant of options or restricted stock awards under the stock-based incentive plan that LMI Holdings expects to adopt following the Conversion, subject to stockholder approval.

V-1

FELDMAN FINANCIAL ADVISORS, INC.
Exhibit V-2
Pro Forma Conversion Valuation Range
Lebanon Mutual Insurance Company
Historical Financial Data as of December 31, 2008
(Dollars in Thousands, Except Per Share Data)

	Minimum	Midpoint	Maximum

Shares offered	722,500	850,000	977,500
Offering price	$10.00	$10.00	$10.00

Gross proceeds	$7,225	$8,500	$9,775
Less: estimated expenses	(2,700)	(2,700)	(2,700)

Net offering proceeds	4,525	5,800	7,075
Less: ESOP purchase	(723)	(850)	(978)

Net investable proceeds	$3,802	$4,950	$6,097

Net Income:
LTM ended December 31, 2008	$58	$58	$58
Pro forma income on net proceeds	50	65	80
Pro forma ESOP adjustment	(48)	(56)	(65)

Pro forma net income	$60	$67	$73

Pro forma earnings per share	$0.09	$0.09	$0.08

Operating Income:
LTM ended December 31, 2008	$885	$885	$885
Pro forma income on net proceeds	50	65	80
Pro forma ESOP adjustment	(48)	(56)	(65)

Pro forma operating income	$887	$894	$900

Pro forma operating earnings per share	$1.36	$1.16	$1.02

Total Revenue:
LTM ended December 31, 2008	$8,098	$8,098	$8,098
Pro forma revenue on net proceeds, pre-tax	76	99	122

Pro forma total revenue	$8,174	$8,197	$8,220

Total Equity	$12,694	$12,694	$12,694
Net offering proceeds	4,525	5,800	7,075
Less: ESOP purchase	(723)	(850)	(978)

Pro forma total equity	$16,496	$17,644	$18,791

Pro forma book value per share	$22.83	$20.76	$19.22

Tangible Equity	$12,694	$12,694	$12,694
Net offering proceeds	4,525	5,800	7,075
Less: ESOP purchase	(723)	(850)	(978)

Pro forma tangible equity	$16,496	$17,644	$18,791

Pro forma tangible book value per share	$22.83	$20.76	$19.22

Total Assets	$26,621	$26,621	$26,621
Net offering proceeds	4,525	5,800	7,075
Less: ESOP purchase	(723)	(850)	(978)

Pro forma total assets	$30,423	$31,571	$32,718

Pro Forma Ratios:
Price / LTM EPS	111.11	111.11	125.00
Price / Operating EPS	7.35	8.62	9.80
Price / LTM Revenue	0.88	1.04	1.19
Price / Book Value	43.80%	48.18%	52.02%
Price / Tangible Book Value	43.80%	48.18%	52.02%
Price / Total Assets	23.75%	26.92%	29.88%
Total Equity / Assets	54.22%	55.89%	57.43%
Tangible Equity / Assets	54.22%	55.89%	57.43%

V-2